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                                  EXHIBIT 99.1

                    PRESS RELEASE, DATED SEPTEMBER 15, 1999
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                                 PRESS RELEASE
      RE: INTERMEDIA RECEIVES REQUISITE CONSENTS IN TENDER FOR ITS 11 1/4%
                 SENIOR NOTES AND EXTENDS OFFER EXPIRATION TIME

FOR IMMEDIATE RELEASE                 CONTACT: Edon Smith
September 15, 1999                             InterMedia Partners
                                               (415) 616-4600

     SAN FRANCISCO, California, September 15, 1999 - InterMedia Capital Partners IV, L.P. ("InterMedia") today announced that it and its wholly-owned subsidiary, InterMedia Partners IV Capital Corp. (together with InterMedia, the "Offerors") have received the requisite consents in the tender offer and consent solicitation (the "Offer") relating to their 11 1/4% Senior Notes due 2006 (the "Notes") pursuant to the Offer to Purchase and Consent Solicitation Statement dated August 31, 1999 (the "Statement"). The consent solicitation expired at 12:00 midnight on September 14, 1999 (the "Consent Time"). As of the Consent Time, holders of approximately 99.94% of the original outstanding principal amount of the Notes had tendered their Notes pursuant to the Offer.

     Payment on tendered securities will be made pursuant to the terms set forth in the Statement. The supplement indenture (as described in the Statement) effecting the proposed amendments will be executed as soon as practicable, however, the proposed amendments to the Indenture will not be operative until the date on which the Offerors accept tendered Notes for payment pursuant to the Offer as described in the Statement.

     The Offerors have extended the expiration of the Offer from September 28, 1999 to 12:00 midnight, New York City time, on September 29, 1999 (such date and time, as the same may be extended, the "Offer Expiration Time").

     TD Securities (USA) Inc. and Banc of America Securities LLC are acting as the Dealer Managers and Solicitation Agents for the Offer. The Depositary for the Offer is The Bank of New York.

     Additional information concerning the terms of the Offer may be obtained from TD Securities (USA) Inc. at 212-827-7669 (Attention: Ervil G. Spencer) and Banc of America Securities LLC at 888-292-0070 (Attention: Liability Management Group). Copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained by contacting Beacon Hill Partners, Inc., the Information Agent, at 800-755-5001.

     InterMedia currently operates cable systems serving over 600,000 customers located in the southeastern United States. InterMedia is a leader in the cable industry in the deployment of advanced cable communications services, high-speed internet access and entertainment services.